CALCULATION OF THE REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered*	Proposed maximum offering price per unit*	Proposed maximum aggregate offering price	Amount of registration fee*
		N/A	$1,000,000.00	$147.60